Exhibit 23.3

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-250017) of PLBY Group, Inc. (f/k/a Mountain Crest Acquisition Corp) of our report dated September 22, 2020 on the consolidated financial statements of Yandy Holdings, LLC and Subsidiary and to the reference to us under the heading "Experts" in the prospectus.

/s/ Crowe LLP
Crowe LLP

Sherman Oaks, California

April 21, 2021